<PG$PCN,001000000>

                         FIRST CAROLINA INVESTORS, INC.

                             REPORT TO SHAREHOLDERS

                                 JUNE 30, 2004
<PG$PCN,002000000>

                 FIRST CAROLINA INVESTORS, INC. & SUBSIDIARIES

               CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES
                             JUNE 30, 2004 AND 2003
                                  (UNAUDITED)

                                                                 2004            2003
                                                              -----------    ------------
                                         ASSETS

Investments in securities, at value (cost of $42,894,670 in
  2004 and $64,831,824 in 2003).............................  $68,051,556    $ 84,018,472
Short term money market investments.........................   27,741,536      19,158,882
Accrued dividend and interest receivable....................       90,136         569,427
Amount due from sale of security............................      338,606              --
Other assets................................................    2,245,736       2,333,455
                                                              -----------    ------------
          Total assets......................................  $98,467,570    $106,080,236
                                                              -----------    ------------

                                       LIABILITIES

Accounts payable and accrued liabilities....................  $ 2,320,534    $  2,703,614
Federal and state income taxes payable......................    3,955,171       4,723,742
Deferred income taxes payable...............................    8,466,253       3,864,221
                                                              -----------    ------------
          Total liabilities.................................   14,741,958      11,291,577
                                                              -----------    ------------
Net Assets..................................................  $83,725,612    $ 94,788,659
                                                              ===========    ============
Net assets per share (3,500,000 no par value common shares
  authorized, 886,679 shares issued, 886,579 and 892,279
  shares outstanding in 2004 and 2003, respectively)........  $     94.44    $     106.23
                                                              ===========    ============

          See accompanying notes to consolidated financial statements.

  The consolidated financial statements should be read in conjunction with the
                              2003 Annual Report.

                                        1
<PG$PCN,003000000>

                 FIRST CAROLINA INVESTORS, INC. & SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                FOR THE SIX MONTHS ENDED JUNE 30, 2004 AND 2003
                                  (UNAUDITED)

                                                                 2004           2003
                                                              -----------    -----------
                                 INCOME
Dividends...................................................  $   519,175    $   465,831
Interest....................................................    1,364,897      4,289,325
Other.......................................................          400         86,523
                                                              -----------    -----------
          Total income......................................    1,884,472      4,841,679
                                                              -----------    -----------

                                EXPENSES
General and administrative..................................       42,359         43,066
Director fees and expenses..................................      105,159         42,651
Professional fees...........................................       77,322        209,097
State and local taxes.......................................        7,020         49,500
Other.......................................................       11,062         15,714
                                                              -----------    -----------
          Total expenses....................................      242,922        360,028
                                                              -----------    -----------
Earnings before income taxes and realized and unrealized
  appreciation on investments...............................    1,641,550      4,481,651
Provision for income taxes..................................     (513,000)    (1,663,000)
                                                              -----------    -----------
Investment income, net......................................    1,128,550      2,818,651
Gain realized on investments in other companies (net of
  income tax provision of $1,372,000 in 2004 and $1,887,000
  in 2003)..................................................    2,236,167      2,945,322
Change in unrealized appreciation (depreciation) of
  investments for the period, net of deferred taxes.........   (1,504,880)     1,975,166
                                                              -----------    -----------
          Net increase in net assets resulting from
             operations.....................................  $ 1,859,837    $ 7,739,139
                                                              ===========    ===========

          See accompanying notes to consolidated financial statements.

  The consolidated financial statements should be read in conjunction with the
                              2003 Annual Report.

                                        2
<PG$PCN,004000000>

                 FIRST CAROLINA INVESTORS, INC. & SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF CHANGES IN NET ASSETS
                FOR THE SIX MONTHS ENDED JUNE 30, 2004 AND 2003
                                  (UNAUDITED)

                                                                 2004          2003
                                                              -----------   -----------
Increase in net assets from operations
  Investment income, net....................................  $ 1,128,550   $ 2,818,651
  Realized gain on investments, net.........................    2,236,167     2,945,322
  Change in unrealized appreciation (depreciation), net.....   (1,504,880)    1,975,166
                                                              -----------   -----------
     Net increase in net assets resulting from operations...    1,859,837     7,739,139
Distributions to shareholders of $1.00 per share from
  investment income, net....................................     (886,679)     (908,293)
Capital share transactions..................................           --    (1,648,772)
                                                              -----------   -----------
     Total increase.........................................      973,158     5,182,074
Net assets
  Beginning of period.......................................   82,752,454    89,606,585
                                                              -----------   -----------
  End of period.............................................  $83,725,612   $94,788,659
                                                              ===========   ===========

          See accompanying notes to consolidated financial statements.

  The consolidated financial statements should be read in conjunction with the
                              2003 Annual Report.

                                        3
<PG$PCN,005000000>

                 FIRST CAROLINA INVESTORS, INC. & SUBSIDIARIES

                           INVESTMENTS IN SECURITIES
                             JUNE 30, 2004 AND 2003
                                  (UNAUDITED)

                                                                        2004                        2003
                                                              -------------------------   -------------------------
                                                               PRINCIPAL                   PRINCIPAL
                                                               AMOUNT OR                   AMOUNT OR
                                                              NO. SHARES    FAIR VALUE    NO. SHARES    FAIR VALUE
                                                              -----------   -----------   -----------   -----------
Common and Preferred Stocks -- 78.1% in 2004 and 53.7% in
  2003
Financial Services -- 64.2% in 2004 and 67.2% in 2003
  Aon Corporation...........................................      100,000   $ 2,847,000            --   $        --
  Coast Financial Holdings, Inc.............................        7,148       104,361       100,000     1,100,000
  Evans Bancorp, Inc........................................       67,257     1,599,371        51,280     1,123,032
  Finova Group, Inc.........................................    2,000,000       300,000            --            --
  Keycorp...................................................      100,000     2,989,000            --            --
  M & T Bank Corporation....................................      225,000    19,642,500       250,000    21,055,000
  Mercantile Bankshares Corporation.........................       70,000     3,277,400       114,750     4,515,412
  Merchants Group, Inc......................................      121,100     3,118,325       122,100     2,496,945
  Ravensource Income Fund...................................       48,600       227,448            --            --
Manufacturing -- 18.9% in 2004 and 11.1% in 2003
  Allied Healthcare Products, Inc...........................      850,000     4,369,000       850,000     3,034,500
  Amcast Industrial Corporation.............................    1,087,900     3,730,629     1,087,900     1,044,384
  Halterm Income Fund.......................................      123,300       470,143            --            --
  Sun-Rype Products Ltd.....................................      177,200     1,523,388       177,200       924,807
Services -- 6.6% in 2004 and 8.4% in 2003
  Barrister Global Services Network, Inc....................      159,810         1,598       159,810        63,924
  Call-Net Enterprises, Inc.................................           --            --       111,889       290,911
  Ecology & Environment, Inc................................      369,200     3,507,400       399,300     3,433,980
  High Falls Brewery Company, LLC...........................      193,900            --       185,000            --
Diversified -- 10.3% in 2004 and 13.3% in 2003
  Alderwoods Group, Inc.....................................      265,745     3,242,089       598,088     3,199,771
  First Union Real Estate Equity & Mortgage Investments
    Preferred Conv Ser A....................................       91,000     2,214,030       134,600     2,806,410
                                                                            -----------                 -----------
Total Common and Preferred Stocks -- (cost of $33,303,839 in
  2004 and $34,353,748 in 2003).............................                $53,163,682                 $45,089,076
                                                                            -----------                 -----------
Debentures -- 21.9% in 2004 and 46.3% in 2003
  Alderwoods Group, Inc. 11% Senior Secured Notes due
    2007....................................................  $        --            --   $ 4,963,258     5,025,299
  Alderwoods Group, Inc. 12.25% Senior Unsecured Notes due
    2009....................................................    1,824,700     2,016,294     1,824,700     1,906,812
  Call-Net Enterprises, Inc. 10.625% Senior Secured Notes
    due 2009................................................   10,000,000     9,950,000    12,328,177    10,232,387
  Finova Group, Inc. 7.5% Senior Notes due 2009.............           --            --    20,000,000     8,700,000
  First Union Real Estate Equity & Mortgage Investments
    8.875% Senior Notes due 2003............................           --            --         2,000         1,980
  High Falls Brewery Company, Inc. LLC 12% Notes due 2008...     1,110,00            --     1,110,000       555,000
  Lindsey Morden Group 7% DEB due 2008......................    4,500,000     2,725,020            --            --
  Malan Realty Investments, Inc. 9.5% Conv Sub Notes due
    2004....................................................           --            --     3,597,000     3,601,496
  Moran Energy, Inc 8.75% Sub Notes due 2008................       22,000        21,560        22,000        21,422
  Rose Hills Company 9.5% Senior Sub Notes due 2004.........           --            --     8,885,000     8,885,000
  St. Paul Associates, LLC 12% Note due 2009................      175,000       175,000            --            --
                                                                            -----------                 -----------
Total Debentures (cost of $9,590,831 in 2004 and $30,478,076
  in 2003)..................................................                $14,887,874                 $38,929,396
                                                                            -----------                 -----------
Total -- 100% (cost of $42,894,670 in 2004 and $64,831,824
  in 2003)..................................................                $68,051,556                 $84,018,472
                                                                            ===========                 ===========

          See accompanying notes to consolidated financial statements.

  The consolidated financial statements should be read in conjunction with the
                              2003 Annual Report.

                                        4
<PG$PCN,006000000>

                 FIRST CAROLINA INVESTORS, INC. & SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             JUNE 30, 2004 AND 2003
                                  (UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, FINANCIAL STATEMENT PRESENTATION AND ORGANIZATION.

  (a) Organization

     First Carolina Investors, Inc. was organized December 2, 1971 and subsequently incorporated in the State of Delaware July 1, 1987. On January 3, 1995, First Carolina Investors, Inc. registered as a non-diversified, closed-end management investment company under the Investment Company Act of 1940.

  (b) Principles of consolidation and financial statement presentation

     The accompanying consolidated financial statements include First Carolina Investors, Inc. and its subsidiaries (the Company), all of which are wholly-owned. In consolidation, all significant intercompany accounts and transactions have been eliminated.

  (c) Investments in Securities

     The Company records security transactions based on the trade date. Investments in securities traded on a national securities exchange (or reported on the NASDAQ national market) are stated at the last reported sales price on the day of valuation; other securities traded in the over-the-counter market and listed securities for which no sale was reported on that date are stated at the last quoted bid price. Securities of privately-held issuers or for which market quotations are not readily available are valued at fair value as determined in good faith by the Company's Pricing Committee of the Board of Directors. In determining fair value, the Pricing Committee of the Board of Directors may consider, if available, financial statements; business and strategic plans; evaluations of major assets; quality of management; legal, contractual or market restrictions or limitations on sale of the securities; and other factors which the directors deem relevant. Realized gains and losses are determined based on the average cost of the securities sold.

     Interest income is recognized on the accrual basis. Dividend income is recognized on the ex-dividend date. Discounts and premiums on debentures are amortized to cost over the life of the debentures at the effective rate of interest.

  (d) Income taxes

     The Company is subject to federal and state corporate income taxes. The Company files a consolidated federal income tax return. The Company accounts for deferred income taxes using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be realized or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     Deferred income taxes payable have been increased to reflect the estimated federal and state income tax liabilities on investments in securities in the accompanying Consolidated Statement of Assets and Liabilities.

  (e) Distributions to Shareholders

     Dividends payable to shareholders are recorded on the record date.

  (f) Management's use of estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and

                                        5
<PG$PCN,007000000>
                 FIRST CAROLINA INVESTORS, INC. & SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                             JUNE 30, 2004 AND 2003
                                  (UNAUDITED)

liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of increase and decrease in net assets from operations during the reporting period. Actual results may differ from these estimates.

  (g) Reclassification

     Certain amounts included in the 2003 consolidated statement of operations have been reclassified to conform to the 2004 presentation.

2. INVESTMENT TRANSACTIONS

     Cost of purchases and proceeds from sales of investment securities were $6,938,420 and $12,635,590 during 2004 and $4,906,351 and $9,180,698 during
2003. The net gain on sale of investments in other companies was $2,236,167 for 2004 and $2,945,322 for 2003. Net gains are computed using the average cost method.

3. OTHER ASSETS

     The components of other assets at June 30, 2004 and 2003 are as follows:

                                                                 2004          2003
                                                              ----------    ----------
Deferred compensation, funded...............................  $2,236,170    $2,319,686
Miscellaneous...............................................       9,566        13,769
                                                              ----------    ----------
                                                              $2,245,736    $2,333,455
                                                              ==========    ==========

     The deferred compensation includes amounts owed to affiliated persons pursuant to a deferred compensation plan. The deferred compensation has accrued over twenty years. Contributions are no longer being made to the plan.

4. ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

     The components of accounts payable and accrued liabilities at June 30, 2004 and 2003 are as follows:

                                                                 2004          2003
                                                              ----------    ----------
Overdrafts..................................................  $    3,952    $    6,945
Trade accounts payable......................................      48,616         4,765
Accounts payable for securities.............................      27,819       356,486
Deferred compensation (note 3)..............................   2,236,170     2,319,686
Miscellaneous accruals and payable..........................       3,977        15,732
                                                              ----------    ----------
                                                              $2,320,534    $2,703,614
                                                              ==========    ==========

5. NET ASSETS PER SHARE

     Net assets per share are based on the number of shares of common stock and common stock equivalents outstanding, which, after deducting treasury stock, are 886,579 and 892,279 at June 30, 2004 and 2003, respectively.

6. SHARE REPURCHASE PROGRAM

     During the six months ended June 30, 2004 no shares were repurchased. For the six months ended June 30, 2003 the Company repurchased 18,702 shares at an average cost of $88.16 per share. At June 30,

                                        6
<PG$PCN,008000000>
                 FIRST CAROLINA INVESTORS, INC. & SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                             JUNE 30, 2004 AND 2003
                                  (UNAUDITED)

2004, 639,202 of the 639,302 treasury shares authorized were cancelled and retired. As of June 30, 2004 the Company repurchased a total of 639,302 treasury shares at a cost of $22,498,467.

7. DISTRIBUTIONS TO SHAREHOLDERS

     Two dividends totaling $1.00 per share were declared during the six months ended June 30, 2004 and 2003. The dividends are taxable to shareholders as dividend income.

     The Company's directors have adopted a dividend policy to reflect the Company's intention to distribute to shareholders as dividends not less than all undistributed personal holding company income of the Company as defined in the Internal Revenue Code. In the Company's case, the sources of such income are primarily dividends and interest received. In the fourth quarter an adjusting dividend is declared, if necessary, to effect a distribution of all undistributed personal holding company income for the fiscal year.

8. DIRECTOR FEES

     Each Director receives fees of $2,500 per directors' meeting attended and $1,000 per audit committee meeting attended. Effective September, 2003 each Director will also receive an additional $10,000 yearly fee. For the six months ended June 30, 2004 and 2003 directors' fees totaled $99,000 and $36,000, respectively.

9. RELATED PARTY TRANSACTIONS

     The Company paid brokerage fees of $17,450 and $8,997 for the six months ended June 30, 2004 and 2003, respectively. Trubee, Collins & Co., Inc. received $3,625 and $1,904 during the six months ended June 30, 2004 and 2003, respectively. The Company has executed securities transactions through the brokerage firm of Trubee, Collins and Co., Inc., of which Brent D. Baird, President and an affiliated person of the Company, is a registered person.

                                        7
<PG$PCN,009000000>
                 FIRST CAROLINA INVESTORS, INC. & SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                    COMPUTATION OF NET ASSET VALUE PER SHARE

                FOR THE SIX MONTHS ENDED JUNE 30, 2004 AND 2003
                                  (UNAUDITED)

                                                                 2004           2003
                                                              -----------    -----------
Net Asset...................................................  $83,725,612    $94,788,659
                                                              ===========    ===========
Shares Outstanding..........................................      886,579        892,279
                                                              ===========    ===========
Net Asset Value per Share...................................  $     94.44    $    106.23
                                                              ===========    ===========

  Annual Meeting Summary

     On May 19, 2004 the annual shareholders meeting was held in Rock Hill, South Carolina. At the meeting, five directors, constituting the entire Board of Directors, were elected to serve a one year term. The votes were as follows:

DIRECTORS NAME                                                  FOR     WITHHELD
--------------                                                -------   --------
Bruce C. Baird..............................................  810,953    2,166
Theodore E. Dann, Jr........................................  813,119        0
Patrick W. E. Hodgson.......................................  813,119        0
James E. Traynor............................................  810,951    2,168
H. Thomas Webb III..........................................  810,953    2,166

     To ratify the appointment of KPMG LLP, the votes were as follows:

  FOR     AGAINST   ABSTAIN
-------   -------   -------
812,769      0        350

                                        8
<PG$PCN,010000000>
                 FIRST CAROLINA INVESTORS, INC. & SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                              FINANCIAL HIGHLIGHTS

 FOR THE FIVE SIX-MONTH PERIODS ENDED JUNE 30, 2004, 2003, 2002, 2001, AND 2000
                                  (UNAUDITED)

                                                2004         2003         2002         2001         2000
                                             ----------   ----------   ----------   ----------   ----------
FINANCIAL HIGHLIGHTS*
Investment income                            $     2.12   $     5.35   $     3.61   $     2.17   $     1.30
  Expenses (including income taxes)                (.85)       (2.24)       (1.39)       (0.83)       (0.52)
                                             ----------   ----------   ----------   ----------   ----------
  Investment income - net                          1.27         3.11         2.22         1.34         0.78
  Net realized and unrealized gain on real
    estate and investments                          .82         5.44         0.06         4.68         1.82
                                             ----------   ----------   ----------   ----------   ----------
  Total from investment operations                 2.09         8.55         2.28         6.02         2.60
  Distributions from investment income -
    net                                           (1.00)       (1.00)       (1.00)       (1.00)       (0.50)
Capital share transactions                          .01         0.32         0.10         0.06         0.30
                                             ----------   ----------   ----------   ----------   ----------
Net increase in net asset value                    1.10         7.87         1.38         5.08         2.40
Net asset value:
  Beginning of period                             93.34        98.36       101.05        95.48        74.92
                                             ----------   ----------   ----------   ----------   ----------
  End of period                                   94.44       106.23       102.43       100.56        77.32
                                             ==========   ==========   ==========   ==========   ==========
Market value end of period                        76.30        90.65        88.50        80.00        61.00
Total Net Assets                             75,433,298   94,788,659   94,566,523   95,688,028   73,911,997
RATIOS
Ratio of expenses to average net assets             .29%        0.39%        0.21%        0.23%        0.24%
Ratio of investment income - net to
  average net assets                               1.34%        3.03%        2.10%        1.26%        0.90%
Portfolio turnover                                 9.20%        6.08%       20.35%       22.38%        3.22%
Total return based on market price                 1.77%        9.14%        9.04%        9.48%       (3.18)%
AVERAGE SHARES OUTSTANDING                      886,579      904,480      924,288      952,203      964,555

* Per share data is based upon the average number of shares outstanding for the period. The computation assumes that all outstanding stock options were exercised and the proceeds used to purchase common stock.

                                        9
<PG$PCN,011000000>

DIRECTORS
Bruce C. Baird
President, Belmont Contracting Co., Inc.

Patrick W.E. Hodgson+
President, Cinnamon Investments Ltd. and
Chairman, Todd Shipyards Corporation

Theodore E. Dann, Jr.+
Executive Vice President, Advance Foam Plastics, Inc.

James E. Traynor+
President, Clear Springs Development Co., LLC

H. Thomas Webb III++
Senior Vice-President, Crescent Resources, Inc.

OFFICERS
Brent D. Baird
President

Bruce C. Baird
Vice President, Secretary

Cynthia Raby
Assistant Secretary

REGISTRAR, TRANSFER AND DISBURSING AGENT
Continental Stock Transfer and Trust Company
17 Battery Place
New York, NY 10004

INDEPENDENT AUDITORS
KPMG LLP
401 South Tryon Street
Charlotte, NC 28202

+ Member of the Audit Committee

++ Member of Pricing Committee

                                        10